Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF RESTATEMENT OF

ARTICLES OF INCORPORATION

OF

KINDER MORGAN, INC.

The undersigned, Kinder Morgan, Inc., a Kansas corporation (the “Company”), for the purpose of amending the Certificate of Restatement of Articles of Incorporation of the Company, in accordance with the Kansas General Corporation Code, does hereby make and execute this Certificate of Amendment of the Certificate of Restatement of Articles of Incorporation and does hereby certify that:

1.

The Amendment of the Certificate of Restatement of Articles of Incorporation proposed by the directors and adopted by the stockholders of the Company is as follows:

RESOLVED, that Article Sixth, Section 2, Subparagraphs 1 and 2 of the Restated Articles of Incorporation of the Company be superseded and replaced with the following:

SECTION 2

1.  That the total number of shares of all classes of stock which the Corporation shall have the authority to issue shall be 302,200,000.

2.  That the number of shares which are to have a par value shall be 300,000,000 of the par value of $5 each, all of which shares shall be one class of common stock (hereinafter referred to as the “Common Stock”).

2.

Such amendment has been duly adopted in accordance with the provisions of Section 17-6602 of the Kansas Statutes Annotated.

I declare under penalty of perjury under the laws of the State of Kansas that the foregoing is true and correct.

Executed on the 10th day of May, 2005.

KINDER MORGAN, INC.

By:   /s/   Richard D. Kinder

        Richard D. Kinder

        Chairman and Chief Executive Officer

Attested to:

By:   /s/ Joseph Listengart

Joseph Listengart, Secretary